Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

As independent registered public accountants, we hereby consent to the use of our report dated October 15, 2012, relating to the consolidated financial statements of OncoSec Medical Incorporated and Subsidiary, a development stage company, (which report includes an explanatory paragraph relating to the uncertainty of the Company’s ability to continue as a going concern) as of and for the years ended July 31, 2012 and 2011, and for the period from inception (February 8, 2008) to July 31, 2012, included in or made a part of this Registration Statement on Form S-8.

/s/ Mayer Hoffman McCann P.C.

San Diego, California

May 21, 2013